Exhibit 99.1

CAMDEN PROPERTY TRUST

ANNOUNCES EXECUTIVE CHANGES

Houston, Texas (April 17, 2024) – Camden Property Trust (NYSE:CPT) today announced its Board of Trust Managers has appointed D. Keith Oden from Executive Vice Chairman of the Board and President to Executive Vice Chairman of the Board, and Alex J. Jessett from Executive Vice President-Chief Financial Officer to President and Chief Financial Officer. Mr. Oden will retain his current role of providing strategic leadership and communicating and implementing the Company’s mission. Mr. Jessett will continue to report to Mr. Oden and will retain his current responsibilities for overseeing the Company’s financial, legal, real estate investment, and construction related functions, and will now also oversee the Company’s operational functions. Additionally, the Board of Trust Manager has appointed Ben Fraker from Vice President-Finance and Treasurer to Senior Vice President-Finance and Treasurer.

“These changes are part of good corporate governance and long-term succession planning, and recognize Alex’s long-term contributions to Camden’s success,” said Richard J. Campo, Camden’s Chairman and CEO.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates, and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Factors which may cause Camden’s actual results or performance to differ materially from those contemplated by forward-looking statements are described under the heading “Risk Factors” in Camden’s Annual Report on Form 10-K and in other filings with the SEC. Forward-looking statements made in today’s press release represent management’s current opinions at the time of this publication, and Camden assumes no obligation to update or supplement these statements because of subsequent events.

Camden Property Trust, an S&P 500 Company, is a real estate company primarily engaged in the ownership, management, development, redevelopment, acquisition, and construction of multifamily apartment communities. Camden owns interests in and operates 171 properties containing 58,042 apartment homes across the United States. Upon completion of 4 properties currently under development, the Company’s portfolio will increase to 59,208 apartment homes in 175 properties. Camden has been recognized as one of the 100 Best Companies to Work For® by FORTUNE magazine for 17 consecutive years, most recently ranking #24.

For additional information, please contact Camden’s Investor Relations Department at (713) 354-2787 or accessing our website at camdenliving.com.